                                                                  Exhibit 10(av)

              EXECUTIVE SUPPLEMENTAL RETIREMENT INCOME AGREEMENT

     This Agreement, made and entered into this 1st day of November, 2002, by and between HOMEFEDERAL BANK, Columbus, Indiana (the "Bank"), a state chartered commercial bank organized and existing under the laws of the State of Indiana, and CHARLES R. FARBER (the "Executive"), a key employee and executive.

                                   WITNESSETH:

     WHEREAS, the Executive is employed by the Bank; and

     WHEREAS, the Bank recognizes the valuable services heretofore performed for it by Executive and wishes to encourage continued employment; and

     WHEREAS, the Executive wishes to be assured that he will be entitled to a certain amount of additional compensation for some definite period of time from and after his retirement from active service with the Bank or other termination of his employment and wishes to provide his beneficiary with benefits from and after his death; and

     WHEREAS, the parties hereto wish to provide the terms and conditions upon which the Bank shall pay such additional compensation to Executive after his retirement or other termination of his employment and/or death benefits to his beneficiary after his death, and

     WHEREAS, the parties hereto intend that this Agreement be considered an unfunded arrangement, maintained primarily to provide supplemental retirement income for the Executive, a member of a select group of management or highly compensated employees of the Bank, for purpose of the Employee Retirement Income
Security Act of 1974, as amended; and

     WHEREAS, the Bank has adopted this Executive Supplemental Retirement Income
Agreement which controls all issues relating to the Supplemental Retirement
Income Benefit as described herein;

     NOW, THEREFORE, in consideration of the premises and of the mutual promises herein contained, the parties hereto agree as follows:

                                    SECTION I
                                   DEFINITIONS

When used herein, the following words shall have the meanings below unless the context clearly indicates otherwise:

1.1      "Accrued  Benefit" means that portion of the  Supplemental  Retirement
         Income  Benefit  which is required to be  expensed  and accrued  under
         generally   accepted   accounting   principles   by  any   appropriate
         methodology  which the Board of Directors  may require in the exercise of its  sole  discretion.  Such  Accrued  Benefit  shall  be  paid  to
         Executive in one hundred eighty (180) equal monthly installments.  The interest  factor used to annuitize the Accrued  Benefit shall be equal to the  average  Cost of Funds for the Bank for the prior  twelve (12)
         month period.

1.2      "Act" means the Employee Retirement Income Security Act of 1974, as
         amended from time to time.

1.3      "Bank" means HOMEFEDERAL BANK and any successor thereto.

1.4      "Beneficiary" means the person or persons designated as Beneficiary in writing to the Bank to whom the share of deceased Executive's account is payable. If no Beneficiary is so designated, then the Executive's
         Spouse, if living, will be deemed the Beneficiary. If the Executive's
         Spouse is not living, then the Children of the Executive will be deemed
         Beneficiaries and will take on a per stirpes basis. If there are no
         Children, then the Estate of the Executive will be deemed the
         Beneficiary.

1.5      "Cause" means personal dishonesty, willful misconduct, willful malfeasance, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses), final cease-and desist order, material breach of any provision of this Agreement, or gross negligence in matters of material importance to the Bank.

1.6      "Change in Control" means that the Bank is merged with or acquired by another corporation or entity, or undergoes any other organic change in its structure. Change in Control shall also be deemed to have occurred if:

         (i)  any "person", including a "group" as determined in accordance with
              Section 13(d)(3) of the Securities Exchange Act of 1934 (the
              "Exchange Act"), is or becomes the beneficial owner, directly or indirectly, of securities of the Bank representing 20% or more of the combined voting power of the Bank's then outstanding
              securities; or

         (ii) as a result of, or in connection with, any tender offer or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a "Transaction"), the persons who were directors of the Bank before the Transaction shall cease to constitute a majority of the Board of Directors of the Bank or any successor to the Bank; or

         (iii) the Bank is merged or consolidated with another corporation or entity and as a result of the merger or consolidation less than
              80% of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by the former stockholders of the Bank, other than (1) affiliates within the meaning of the Exchange Act or (2) any party to the merger or consolidation; or

         (iv) a tender offer or exchange offer is made and consummated for the ownership of securities of the Bank representing 20% or more of the combined voting power of the Bank's then outstanding voting securities; or

         (v)  the Bank transfers substantially all of its assets to another corporation which is not a wholly- owned subsidiary of the Bank;
 1.7     "Children" means the Executive's children, both natural and adopted.

1.8      "Code" means the Internal Revenue Code of 1986 as amended from time to time.

1.9 "Cost of Funds" shall be equal to total interest expense, divided by the monthly weighted average of total interest-bearing liabilities. The time frame for measuring Cost of Funds shall be the last twelve (12) complete months immediately prior to the event which triggered the need for measurement.

1.10 "Early Retirement Date" means retirement from service, upon meeting certain conditions as specified in this Agreement, which is effective prior to the
Normal Retirement Date.

1.11     "Effective Date" shall be the date of execution of this agreement.

1.12     "Estate" means the Estate of the Executive.

1.13 "Normal Retirement Date" means the first day of the month coincident with or next following the Executive's sixty-fifth (65) birthday.

1.14 "Permanently and Totally Disabled" means the Executive's suffering a sickness, accident or injury which has been determined by the carrier of any individual or group disability insurance policy covering the Executive, or by the Social Security Administration, to be a disability rendering the Executive totally and permanently disabled. The Executive must submit proof to the Bank of the carrier's or Social Security Administration's determination upon the request of the Bank.

1.15 "Postponed Retirement Date" means the first day of the month coincident with or next following the Executive's termination of employment with the Bank after his Normal Retirement Date.

1.16     "Spouse" means the individual to whom the Executive is legally married at the time of the Executive's death.

1.17     "Suicide" means the act of intentionally killing oneself.

1.18     "Supplemental  Retirement Income Benefit" means an annual amount equal to an annualized benefit of Fifty Thousand ($50,000) Dollars. Payments shall be made in equal  monthly  installments  for one hundred  eighty
         (180) months.

1.19      "Survivor's  Benefit"  means monthly  level  payments  totaling  Fifty
          Thousand ($50,000) Dollars annually for fifteen (15) years.

1.20     "Tax Rate" shall mean the maximum effective rate of combined Federal and State taxes the Bank was subject to on its latest income tax returns.

1.21     "Vested" means the non-forfeitable portion of the benefit to which the
         Executive is entitled.

1.22 "Vested Accrued Benefit" means that portion of the Executive's Accrued
Benefit in which he is vested. It is computed by multiplying the Accrued Benefit by the vesting percentage specified in Subsection 3.2.

1.23 "Years of Service" means the total number of complete calendar years of continuous employment (including authorized leaves of absence), beginning from the date of execution of this Agreement.

                                   SECTION II
                PRE-RETIREMENT AND POST-RETIREMENT DEATH BENEFITS

2.1 Death Prior to Termination of Employment. In the event of Executive's death prior to termination of employment with the Bank, while covered by the provisions of this Agreement, Executive's Beneficiary shall be paid the
Survivor's Benefit. Payments shall commence within thirty (30) days after the date of death of Executive.

2.2 Death During Receipt of Benefit. In the event of death of Executive while receiving monthly benefits under this Agreement, then Executive's Beneficiary shall be entitled to receive a death benefit which shall be payable for the balance of the one hundred eighty (180) month period, in an amount equal to the benefit payments made to Executive prior to his death.

2.3      Death by Reason of Suicide. In the event Executive dies by reason of suicide at any time prior to November 1, 2004, the Bank shall be under no obligation to provide any benefits to the executive's Beneficiary.

2.4 Additional Death Benefit - Burial Expense. In addition to the above-described death benefits, upon his death, Executive's Beneficiary shall be entitled to receive a one-time lump sum death benefit in the amount of Fifteen
Thousand ($15,000) Dollars.

                                   SECTION III
          SUPPLEMENTAL RETIREMENT INCOME BENEFIT AND DISABILITY BENEFIT

3.1 Normal Retirement Benefit. At Normal Retirement Date, if Executive is still covered by this Agreement, the Bank shall commence payments of the Supplemental
Retirement Income Benefit. Subject to the provisions and limitations of this
Agreement, the Bank shall pay to the Executive annual benefits of Fifty Thousand
($50,000) Dollars, payable in one hundred eighty (180) equal monthly installments. Such payments shall commence the first day of the month next following the Executive's retirement date and shall be payable monthly thereafter until all payments have been made.

3.2 Early Retirement Benefit. Executive shall have the elective right to receive early retirement benefits, provided he shall have attained age of sixty (60) and completed five (5) Years of Service. Approval of the Board of Directors of the
Bank is required as a condition precedent to receiving early retirement benefits. Upon Executive's election to receive such benefits and upon obtaining the requisite Board approval, Executive shall be entitled to receive the
Supplemental Retirement Income Benefit specified in Subsection 3.1, reduced by
4.5% per year for each year that early retirement precedes Normal Retirement
Date and discounted to present value by an interest factor equal to the Bank's average Cost of Funds for the twelve (12) month period prior to Early Retirement
Date. Payment of this early retirement benefit shall commence within thirty (30)
days after Executive's Early Retirement Date. Absent Board approval, Executive's early retirement benefit shall be limited to his Vested Accrued Benefit at the date Executive elects early
         retirement. Early retirement benefits payments shall commence within thirty (30) days after Executive's Early Retirement Date.

3.3 Postponed Retirement Benefit. The postponed retirement benefit of Executive shall be the Supplemental Retirement Income Benefit as set forth in Subsection
3.1. However, the Board of Directors, in the exercise of its sole discretion, may elect to increase benefits if retirement is postponed past the Normal
Retirement Date. The postponed retirement benefit shall not be paid to Executive until the Postponed Retirement Date.

3.4 Disability. If Executive becomes Permanently and Totally Disabled prior to reaching his retirement, Executive shall be entitled to his Accrued Benefit at the time of disability. Payments shall begin within thirty (30) days after
Executive becomes Permanently and Totally Disabled. In the event Executive dies while receiving payments pursuant to this Subsection, or after becoming eligible for such payments but before the actual commencement of such payments, his
Beneficiary shall be entitled to receive annualized payments in the amount of
Fifty Thousand ($50,000) Dollars for the remainder of the one hundred eighty
(180) month period. At Executive's death, to the extent the combined disability benefits received and death benefits received or to be received under this
Section are less than Seven Hundred Fifty Thousand ($750,000) Dollars,
Executive's Beneficiary shall be entitled to a lump sum payment to make up the difference.

                                   SECTION IV
                           EXECUTIVE'S RIGHT TO ASSETS

     The rights of the Executive, any Beneficiary of the Executive, or any other person claiming through the Executive under this Agreement, shall be solely those of an unsecured general creditor of the Bank. The Executive, the
Beneficiary of the Executive, or any other person claiming through the
Executive, shall only have the right to receive from the Bank those payments as specified under this Agreement. The Executive agrees that he, his Beneficiary, or any other person claiming through him shall have no rights or interests whatsoever in any asset of the Bank, including any insurance policies or contracts which the Bank may possess or obtain to informally fund this
Agreement. Any asset used or acquired by the Bank in connection with the liabilities it has assumed under this Agreement, except as expressly provided, shall not be deemed to be held under any trust for the benefit of the Executive or his Beneficiaries, nor shall it be considered security for the performance of the obligations of the Bank. It shall be, and remain, a general, unpledged, and unrestricted asset of the Bank.

                                    SECTION V
                            RESTRICTIONS UPON FUNDING

     The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligation under this Agreement. The Executive, his Beneficiaries or any successor in interest to him shall be and remain simply a general creditor of the Bank in the same manner as any other creditor having a general claim for matured and unpaid compensation. The Bank reserves the absolute right, at its sole discretion, to either fund the obligations undertaken by this Agreement or to refrain from funding the same and to determine the extent, nature, and method of such informal funding. Should the
Bank elect to fund this Agreement, in whole or in part, through the purchase of life insurance, mutual funds, disability policies or annuities, the Bank reserves the absolute right, in its sole discretion, to terminate such funding at any time, in whole or in part. At no time shall Executive be deemed to have any lien nor right, title or interest in or to any specific funding investment or to any assets of the Bank. If the Bank elects to invest in a life insurance, disability or annuity policy upon the life of the Executive, then Executive shall assist the Bank by freely submitting to a physical examination and supplying such additional information necessary to obtain such insurance or annuities.

                                   SECTION VI
                            ACCELERATION OF PAYMENTS

     The Bank reserves the rights to accelerate the payment of any benefits payable under this Agreement without the consent of the Executive, his Estate, his Beneficiaries, or any other person claiming through the Executive. In the event that the Bank accelerates the payment, the benefit shall be discounted by a rate equal to the average Cost of Funds of the Bank for the prior twelve (12)
month period.

                                   SECTION VII
                     ALIENABILITY AND ASSIGNMENT PROHIBITION

     Neither Executive nor any Beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Executive of his
Beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event Executive or any Beneficiary attempts assignment, communication, hypothecation, transfer or disposal of the benefits hereunder, the Bank's liabilities shall forthwith cease and terminate.

                                  SECTION VIII
                           TERMINATION OF EMPLOYEMENT

8.1 Termination of Service Prior to Retirement Date. If, prior to Executive's
Normal Retirement Date, the Executive voluntarily resigns or is terminated without Cause by the Bank, the Bank shall pay to the Executive an amount equal to the Executive's Vested Accrued Benefit existing at the date of termination, using the following vesting schedule:

    Years of Service                     Percentage of Total Benefit Vested
    ----------------                     ----------------------------------
        1 year                                           20%
        2 years                                          40%
        3 years                                          60%
        4 years                                          80%
        5 years                                         100%

         Payment of the Vested Accrued Benefit shall commence within thirty (30)
days after termination of employment.

8.2 Termination of Service for Cause. Should Executive be terminated for Cause pursuant to the Bylaws of the Bank, his benefits under this Agreement shall be forfeited and this Agreement shall become null and void.

8.3 Termination Following Change in Control. If Executive's termination of employment is related to a Change in Control, Executive shall be entitled to receive his Supplemental Retirement Income Benefit in a lump sum, discounted to present value using a discount rate to be determined by multiplying the Bank's cost of funds by a factor equal to one (1) minus the Bank's tax Rate, which single lump sum payment shall be made within thirty (30) days of Executive's termination. (A termination of employment shall be considered related to a
Change in Control if, at any time during the 36-month period following said
Change in Control, the employment of the Executive is terminated by the Bank or if, at any time during such period, the Executive is demoted or undergoes a material change in his title, position, duties or responsibilities, or has a material reduction in his compensation, including fringe benefits, and the
Executive terminates employment with the Bank.) Should Executive die after being terminated following a Change in
         Control, but prior to beginning to receive retirement benefits, his
Beneficiary shall be entitled to receive the Survivor's Benefit, payment of which shall commence within thirty (30) days following Executive's death. It is not the intent of this Agreement to have the Executive taxed as a result of payments made pursuant to a Change in Control, under Internal Revenue Code
Section 4999. In the event Executive is entitled to receive payments following a
Change in Control, pursuant to any other agreements in effect between Executive and Bank at the date of such Change in Control and unless the other agreements provide otherwise, the payments under such other agreements shall be reduced first, but only to the extent necessary to avoid the tax imposed under Code
Section 4999, and, if the Code Section 4999 limits are still exceeded, payments under this Agreement shall be reduced but again only to the extent necessary to avoid the tax imposed under Code Section 4999.

8.4 Deferral of Payment. Notwithstanding anything contained in this Agreement to the contrary, the Bank, in its sole discretion, may (but is not required to)
defer the payment of all or a portion of any amounts payable under this
Agreement but only to the extent necessary to preserve the federal income tax deductibility of the cash payment of the payments under Code Section 162(m);
provided, however, that if the Bank defers payment, the amount of any deferred payment shall begin to accrue interest at the Current Interest Rate (as defined below) beginning on the first calendar day of the calendar year immediately following the calendar year during which the payment would have otherwise been made but for the deferral. Payments may not be
         deferred beyond the first calendar year or years in which the payment would be deductible in full by the Bank for federal income tax purposes under
Code Section 162(m). The term "Current Interest Rate" shall change each January
1 and shall be equal to the Prime Rate as published in The Wall Street Journal on the first business day following such January 1.

                                   SECTION IX
                                 ACT PROVISIONS

9.1 Named Fiduciary and Administrator. The Bank or its successor in interest shall be the Named Fiduciary And Agreement Administrator (the "Administrator")
of this Agreement. As Administrator, the Bank shall be responsible for the management, control and administration of the Agreement as established herein.
It may delegate to others certain aspects of the management and operation responsibilities of the Agreement including the employment of advisors and delegation of ministerial duties to qualified individuals.

9.2 Claims Procedure. An Executive or beneficiary ("claimant") who has not received benefits under the Plan/Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

         9 .2.1   Initiation - Written Claim. The claimant initiates a claim by submitting to the Company a written claim for the benefits.

         9.2.2 Timing of Company Response. The Company shall respond to such claimant within 90 days after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim, the
Company can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

         9.2.3 Notice of Decision. If the Company denies part or all of the claim, the Company shall notify the claimant in writing of such denial. The
Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

                  9.2.3.1   The specific reasons for the denial,

                  9.2.3.2   A reference to the specific provisions of the
Plan/Agreement on which the denial is based,

                  9.2.3.3   A description of any additional information or
material necessary for the claimant to perfect the claim and an explanation of why it is needed,

                  9.2.3.4   An explanation of the Plan's/Agreement's review
procedures and the time limits applicable to such procedures, and

                  9.2.3.5 A statement of the claimant's right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

                                    SECTION X
                                  MISCELLANEOUS

10.1 Disclosure. Each Executive shall receive a copy of his Agreement and the
Administrator will make available, upon request, a copy of the rules and regulations that govern this type of Agreement.

10.2 State Law. The Agreement is established under, and will be construed according to, the laws of the State of Indiana, to the extent that such laws are not preempted by the Act and valid regulations published thereunder.

10.3 Severability. In the event that any of the provisions of this Agreement or portion thereof, are held to be inoperative or invalid by any court of competent jurisdiction, then: (1) insofar as is reasonable, effect will be given to the intent manifested in the provisions held invalid or inoperative, and (2) the validity and enforceability of the remaining provisions will not be affected thereby.

10.4 Incapacity of Recipient. In the event Executive is declared incompetent and a conservator or other person legally charged with the care of his person or of his Estate is appointed, any benefits under the Agreement to which such
Executive is entitled shall be paid to such conservator or other person legally charged with the care of his person or his Estate. Except as provided above in this paragraph, when the Bank's Board of Directors in its sole discretion, determines that anExecutive is unable to manage his financial affairs, the Board may direct the Bank to make distributions to any person for the benefit of such
Executive.

10.5 Unclaimed Benefit. Each Executive shall keep the Bank informed of his current address and current address of his Beneficiaries. The Bank shall not be obligated to search for the whereabouts of any person. If the location of an
Executive is not made known to the Bank within three years after the date on which any payment of the Executive's Supplemental Retirement Income Benefit may
be made, payment may be made as though the Executive had died at the end of the three-year period. If, within one additional year after such three-year period has elapsed, or, within three years after the actual death of the Executive, the
Bank is unable to locate any Beneficiary of the Executive, then the Bank may fully discharge its obligation by payment to the Estate.

10.6 Limitations on Liability. Notwithstanding any of the preceding provisions of the Agreement, neither the Bank, or any individual acting as an employee or agent of the Bank or as a member of the Board of Directors shall be liable to any Executive, former Executive, or any other person for any claim, loss, liability or expense incurred in connection with the Agreement.

10.7 Gender. Whenever, in this Agreement, words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

10.8 Affect on Other Corporate Benefit Agreement. Nothing contained in this
Agreement shall affect the right of the Executive to participate in, or be covered by, any qualified or non-qualified pension, profit sharing, group, bonus or other supplemental compensation or fringe benefit agreement constituting a part of the Bank's existing or future compensation structure.

10.9 Headings. Headings and sub-headings in this Agreement are inserted for reference and convenience only and shall not be deemed a part of this Agreement.

10.10 No Effect on Employment Rights. Nothing contained herein will confer upon the Executive the right to be retained in the service of the Bank nor limit the right of the Bank to discharge or otherwise deal with Executive without regard to the existence of the Agreement. Pursuant to 12 C.F.R. ss. 563.39(b), the
following conditions shall apply to this Agreement:

         (1) The Bank's Board of Directors may terminate the Executive at any time, but any
termination by the Bank's Board of Directors other than termination for Cause, shall not prejudice the Executive's vested right to compensation or other benefits under the contract. As provided in Section 8.2, if the Executive is terminated for Cause pursuant to the Bylaws of the Bank, his benefits under this
Agreement shall be forfeited. He shall have no right to receive additional compensation or other benefits for any period after
                  termination for Cause.

         (2) If the Executive is suspended and/or temporarily prohibited from participating in the
conduct of the Bank's affairs by a notice served under Section 8(e)(3) or (g)(1)
of the Federal Deposit Act (12 U.S.C. 1818(e)(3) and (g)(1) the Bank's
obligations under the contract shall be suspended as of the date of termination of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Executive all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

         (3) If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by any order issued under
Section 8(e)(4) or (g)(1), all non- vested obligations of the Bank under the contract shall terminate as of the effective date of the order. As provided in
Section 8.1, the Executive shall be entitled to an amount equal to the
Executive's Vested Accrued Benefit as of the date of termination. Payment of the
Vested Accrued Benefit shall commence within thirty (30) days of his termination in the event he is terminated pursuant to such order.

         (4) If the Bank is in default (as defined in Section 3(x)(1) of the
Federal Deposit Insurance Act), all non-vested obligations under the contract shall terminate as of the date of default.

         (5) All non-vested obligations under the contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank:

                  (i) by the Executive of his designee at the time the Federal
Deposit Insurance
Corporation or the Resolution Trust Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained ss.
13(c) of the Federal Deposit Insurance Act; or

                  (ii)by the Executive or his designee, at the time the
Executive or his designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition.

                  Any rights of the party that have already vested (i.e., the
Executive's Vested Accrued Benefit), however, shall not be affected by such action.

10.11 Litigation Expense. Any legal expenses incurred by the Executive or his
Beneficiary relating to the enforcement or enforceability of any benefit obligations hereunder shall be paid or reimbursed by the Bank to the extent permitted by law; provided, however, that except as provided below, the maximum aggregate payment and reimbursement of legal expenses under this Section 10.11 with respect to the Executive or his Beneficiary shall not exceed Ten Thousand
Dollars ($10,000.00); provided, further, that this Ten Thousand Dollars
($10,000.00) limitation shall be reduced by the amount of any legal expenses incurred by the Executive or his Beneficiary which were paid or reimbursed by the Bank under any other plan or arrangement entered into by the Bank and
Executive. Notwithstanding anything contained in this paragraph 10.11 to the contrary, the Executive or his Beneficiary shall be entitled to payment or reimbursement of legal expenses in excess of Ten Thousand Dollars ($10,000.00)
if the expenses were incurred as a result of a dispute under this Agreement in which the Executive or his Beneficiary obtains a final judgment in his favor from a court of competent jurisdiction or his claim is settled by the Bank prior to the rendering of a judgment by such a court.

                                   SECTION XI
                            AMENDMENT AND TERMINATION

11.1 Amendment - Reduction in Benefits. The Board may, in its sole discretion, elect to amend the Agreement so as to reduce all classes of benefits payable under the Agreement by up to 30%. In the event such a reduction is effectuated,
Executive's Beneficiary shall, upon his death, be entitled to recover the entire
30% reduction. Each payment which Executive's Beneficiary is entitled to receive shall be increased on a pro rata basis so as to allow for the recovery of the
30% reduction.

11.2     Amendment or Termination.  With the exception set forth in 11.1 above, this Agreement may be amended only by mutual consent of parties.

                                   SECTION XII
                                    EXECUTION

12.1 This Agreement sets forth the entire understanding of the parties hereto with respect to the transaction contemplated hereby, and any previous agreements or understandings between the parties hereto regarding the subject matter hereof are merged into and superseded by this Agreement.

12.2 This Agreement shall be executed in duplicate, each copy of which, when so executed and delivered, shall be an original, but both copies shall together constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on this 1st day of November, 2002.

                                         /s/ Charles R. Farber
                                         (Executive)

HOMEFEDERAL BANK

                                         By:  /s/ John K. Keach, Jr.
                                         Chairman / Chief Executive Officer
                                         (Title)